Exhibit 3.2

AMENDED BYLAWS

AS ADOPTED BY

BOARD OF DIRECTORS

LONGS DRUG STORES CORPORATION

November 18, 2003

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LONGS DRUG STORES CORPORATION

(a Maryland Corporation)

BYLAWS

ARTICLE I

STOCKHOLDERS

Section 1.01.          Annual Meeting.  The Corporation shall hold an annual meeting of its stockholders to elect directors and transact any other business within its powers, either at 10:30 a.m. on the third Tuesday of May in each year if not a legal holiday, or at such other time on such other day falling in the month of May as shall be set by the Board of Directors. Except as the Charter or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

Section 1.02.          Special Meeting.  At any time in the interval between annual meetings, a special meeting of the stockholders may be called by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President, (d) the Lead Director or (e)  a majority of the Board of Directors by vote at a meeting or in writing (addressed to the Secretary of the Corporation) with or without a meeting.  Special meetings of the stockholders shall be called by the Secretary at the request of the stockholders only on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting and then only as may be required by law.

Section 1.03.          Place of Meetings.  Meetings of stockholders shall be held at such place in the United States as is set from time to time by the Board of Directors.

Section 1.04.          Notice of Meeting; Waiver of Notice.  Not less than ten nor more than 90 days before each stockholders’ meeting, the Secretary shall give written notice of the meeting to each stockholder entitled to vote at the meeting and each other stockholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a stockholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Corporation. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of stockholders’ meetings, or is present at the meeting in person or by proxy.

Section 1.05.          Quorum; Voting.  Unless statute or the Charter provides otherwise, at a meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of all the votes, entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting.

Section 1.06.          Adjournments.  Whether or not a quorum is present, a meeting of stockholders convened on the date for which it was called may be adjourned from time to time by the stockholders present in person or by proxy by a majority vote. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present. No further notice of an adjourned meeting other than by announcement shall be necessary if held on a date not more than 120 days after the original record date.

Section 1.07.          General Right to Vote; Proxies.  Unless the Charter provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. In all elections for directors, each share of stock may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A stockholder may vote the stock he owns of record either in person or by written proxy signed by the stockholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

Section 1.08.          List of Stockholders.  At each meeting of stockholders, a full, true and complete list of all stockholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.

Section 1.09.          Nominations of Directors.  In addition to any other requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election to the Board of Directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation shall be made at a meeting of stockholders at which directors are to be elected exclusively in accordance with this Section. Nominations of persons for such elections shall be deemed properly made if (i) set forth in proxy materials prepared for such a meeting by or at the direction of the Board of Directors, (ii) made by a stockholder at such a meeting at the direction of the Board of Directors, or (iii) made by a stockholder at such a meetings (other than at the direction of the Board of Directors) if timely notice has been given to the Secretary of the Corporation at the principal executive offices of the Corporation of such intent to make a nomination. To be timely, such stockholder’s notice must be received by the Corporation not less than 90 days prior to the stockholder meeting.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, if any, and (iv) any other information relating to such person which is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended, or any successor act or Regulation; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may be reasonably required by the Corporation to determine the qualifications of such proposed nominee to serve as a director of the Corporation.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 1.09. These procedures shall not apply to the nomination of any persons entitled to be separately elected by holders of Preferred Stock. The chairman of a stockholder meeting may, if the facts warrant, determine and declare to the meeting that a nomination has not been made in accordance with the foregoing procedure and that such defective nomination shall be disregarded.

Section 1.10.          Stockholder Proposals.  In addition to any other requirements, any motions, resolutions, or proposals by stockholders (hereinafter “proposals”) made at a meeting of stockholders shall be exclusively in accordance with this Section. Proposals shall be deemed properly made if (i) set forth in proxy materials prepared for such a meeting by or at the direction of the Board of Directors, (ii) made by a stockholder at such a meeting at the direction of the Board of Directors, or (iii) made by a stockholder at such a meeting (other than at the direction of the Board of Directors) if timely notice has been given to the Secretary of the Corporation at the principal executive offices of the Corporation of such intent to make the proposal. To be timely, such stockholder’s notice must be received by the Corporation not less than 90 days prior to the stockholder meeting.

Such stockholder’s notice shall set forth a brief description of any proposal the stockholder intends to make, the reasons for bringing such proposal before the meeting, the name and address of the stockholder, and the class and number of shares of the Corporation which are beneficially owned by the stockholder, and any material interest of the stockholder in the subject of the proposal.

No stockholder shall make a proposal at a stockholder meeting except in accordance with the procedures set forth in this Section 1.10. The chairman of a stockholder meeting may determine and declare to the meeting that a proposal has not been made in accordance with the foregoing procedure and that such defective proposal shall be disregarded.

Section 1.11.          Conduct of Voting.  At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by the chairman of the meeting. If demanded by stockholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman of the meeting, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by two inspectors, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by such inspectors. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by inspectors. The stockholders at any meeting may choose an inspector or inspectors to act at such meeting, and in default of such election the chairman of the meeting may appoint an inspector or inspectors. No candidate for election as a director at a meeting shall serve as an inspector thereat.

Section 1.12.          Informal Action By Stockholders.  Any act required or permitted to be taken at a meeting of stockholders may be taken without a meeting if there is filed with the records of stockholders meetings a unanimous written consent which sets forth the action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

Section 1.13.          Voting By Certain Holders of Stock.  Voting shall be subject to the following provisions:

(a)           A fiduciary may vote, either in person, or by proxy, stock registered in his name as fiduciary. A fiduciary may vote, either in person or by proxy, stock registered in the name of another person on proof of the fact that legal title to the stock has devolved on him in a fiduciary capacity and that he is qualified to act in that capacity.

(b)           A stockholder of record who pledges his shares may vote them, but as between the pledgor and the pledgee, this subsection does not affect the validity of any agreement between them as to the giving of proxies or the exercise of voting rights.

(c)           If stock is registered in the names of two or more persons, whether as fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship with respect to the same stock, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order which so provides, their acts with respect to voting have the following effects:

(1)           If only one votes, his vote binds all, and if more than one vote, the vote of the majority binds all.

(2)           If more than one vote and the vote is evenly split on any particular matter, then (i) each faction may vote the stock in question proportionately unless otherwise provided by court order; or (ii) any person voting the stock or any beneficiary may apply to a court of competent jurisdiction to appoint an additional person to act with the persons voting the stock and the stock shall then be voted as determined by a majority of those persons and the person appointed by the court.

(d)           Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxyholder as the Bylaws of such other corporation may prescribe or, in the absence of such provision, by such officer, agent or proxyholder as the Board of Directors of such other corporation may determine; or, in the absence of such determination, by the Chairman of the Board, President or any Vice-President of such other corporation, or by any other person or proxyholder authorized to do so by the Board, President or any Vice-President of such other corporation. Whenever the authority of a person voting shares standing in the name of another corporation is based upon a By-law determination of the Board of Directors, or authorization of the Board of Directors, President or Vice- President of the other corporation, the person seeking to vote said shares may first be required to file with the chairman of the meeting, or with the inspectors if the voting be conducted by inspectors a copy of the Bylaws, Board of Directors’ determination or authorization of the Board of Directors, President or Vice-President of the other corporation, certified to be true, complete, and effective by the Secretary or an Assistant Secretary of the other corporation, and sealed with the corporate seal of that corporation. Shares which are purported to be voted or any proxy purported to be executed in the name of another corporation (whether or not any title of the person so voting or executing the proxy is indicated) may be presumed to be voted or the proxy executed in accordance with the provisions of this subdivision, in the discretion of the chairman of the meeting, or of the inspectors if the voting be conducted by inspectors.

(e)           Shares of a corporation’s own stock owned directly or indirectly by it may not be voted at any meeting and may not be counted in determining the total number of outstanding shares entitled to be voted at any given time unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.          Function of Directors.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. All powers of the Corporation may be exercised by or under authority of the Board of Directors, except as conferred on or reserved to the stockholders by statute or by the Charter or Bylaws.

Section 2.02.          Number of Directors.  The Corporation shall have at least three directors; provided that, if there is not stock outstanding, the number of Directors may be less than three but not less than one, and, if there is stock outstanding and so long as there are less than three stockholders, the number of Directors may be less than three but not less than the number of stockholders. The Corporation shall have the number of directors provided in the Charter until changed as herein provided. A majority of the entire Board of Directors may alter the number of directors set by the Charter to not exceeding 15 nor less than the minimum number then permitted herein, but the action may not affect the tenure of office of any director.

Beginning with the election of directors in 1985, the Board of Directors shall be divided into three classes, Class I, Class II and Class III. Each such class shall consist, as nearly as possible, of one-third of the total number of directors, and any remaining directors shall be included within such class or classes as the Board of Directors shall designate. At the annual meeting of stockholders in 1985, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1986, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office, subject to removal, death, resignation, retirement or disqualification, until the annual meeting for the year in which his term expires and until his successor shall be elected and qualify. The provisions of this Section 2.02 shall not apply to directors governed by Section 2.12 of this Article II.

Section 2.03.          Vacancy on Board.  The stockholders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. A majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Directors which results from any cause except an increase in the number of directors and a majority of the entire Board of Directors may fill a vacancy which results from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies. The provisions of this Section shall not apply to directors governed by Section 2.12 of this Article II.

Section 2.04.          Chairman of the Board.  The Chairman of the Board of Directors shall be chosen from among the directors. The Chairman of the Board shall be the chairman of all meetings of the stockholders at which he shall be present and, at all meetings of the Board of Directors at which he shall be present, except as may be required under applicable law or by resolution of the Board of Directors.  The Chairman shall also perform such other duties as may be assigned to the Chairman by these Bylaws or the Board of Directors.

Section 2.05.          Lead Director.  If at any time the Chairman of the Board shall be an executive officer or former executive officer of the Corporation or for any reason shall not be an independent director, a Lead Director shall be selected by the independent directors from among the directors who are not executive officers or former executive officers of the Corporation and are otherwise independent.  If the Chairman of the Board of Directors is not present, the Lead Director shall chair meetings of the Board of Directors and the Executive Committee.  The Lead Director shall also perform such other duties as may be assigned to the Lead Director by these Bylaws or the Board of Directors.

Section 2.06.          Regular Meetings.  After each annual meeting of stockholders, the Board of Directors shall meet as soon as practicable for the purpose of organization and the transaction of other business. In addition, the Board of Directors shall meet on the fourth Tuesday of February and on the third Tuesday of August and November of each year at 1:30 p.m. of each of said days at the principal offices of the Corporation, unless the Board of Directors sets such regular meeting at a different place, date, or time, in which case notice shall be given to each director pursuant to Section 2.08.

Regular meetings shall be held at any place within or without the State which has been designated by these Bylaws or from time to time by resolution of the Board. The first regular meeting shall be held after each annual meeting of stockholders. No notice of such first meeting, or of any regular meeting, shall be necessary if held as provided herein.

Section 2.07.          Special Meetings.  Special meetings of the Board of Directors may be called at any time by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President, (d) the Lead Director or (e) a majority of the then-acting directors.  A special meeting of the Board of Directors shall be held on such date and at any place as may be designated from time to time by the Board of Directors. In the absence of designation such meeting shall be held at such place as may be designated in the call.

Section 2.08.          Notice of Meeting.  Except as provided in Section 2.06, the Secretary shall give notice to each director of each meeting of the Board of Directors. The notice shall state the time and place of the meeting. Notice is given to a director when it is delivered personally to him, left at his residence or usual place of business, or sent by facsimile or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Corporation, at least 72 hours before the time of the meeting. Unless the Bylaws or a resolution of the Board of Directors provides otherwise, the notice need not state the business to be transacted at or the purposes of any meeting of the Board of Directors. No notice of any meeting of the Board of Directors need be given to any director who attends, or to any director who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Directors, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

Section 2.09.          Action By Directors.  Unless statute or the Charter or Bylaws requires a greater proportion, the action of a majority of the directors present at a meeting at which a quorum is present is action of the Board of Directors. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. In the absence of a quorum, the directors present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each member of the Board and filed with the minutes of proceedings of the Board.

Section 2.10.          Meeting By Conference Telephone.  Members of the Board of Directors may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.

Section 2.11.          Compensation.  By resolution of the Board of Directors, a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Directors or of committees thereof, and other compensation for their services as such or on committees of the Board of Directors, may be paid to directors.

Section 2.12.          Directors Elected By Special Class or Series.  To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes referred to in Section 2.02 of this Article II. Any directors so elected shall be subject to removal in such manner as may be provided by law or by the Charter of this Corporation. The provisions of Sections 2.02 and 2.03 of this Article II do not apply to directors governed by this Section 2.12.

ARTICLE III

COMMITTEES

Section 3.01.          Committees.  The Board of Directors shall have the following standing committees: an Audit and Finance Committee, a Compensation Committee, and a Governance and Nominating Committee, together with such other committees as the Board of Directors shall determine. Each such committee shall be composed of one or more directors and shall exercise such powers of the Board of Directors as may be provided in the charter and/or resolution established for such committee, except for the power to declare dividends on stock, elect directors, issue stock other than as provided in the next sentence, recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval. If the Board of Directors has given general authorization for the issuance of stock, a committee of the Board, in accordance with that general authorization or any stock option or other plan or program adopted by the Board of Directors, may fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.

Section 3.02.          Executive Committee.  The Board of Directors may by resolution establish an Executive Committee of the Board, which, unless otherwise determined by the Board, shall be comprised of the Chairman of the Board, the Chairpersons of each of the standing committees, and the Lead Director. The Executive Committee may, but shall not be required to, exercise all of the powers of the Board of Directors, except for the power to declare dividends on stock, elect directors, issue stock (other than as provided in Section 3.01), recommend to the stockholders any action which requires stockholder approval, amend the Bylaws, or approve any merger or share exchange which does not require stockholder approval, in such circumstances where it is impracticable to convene a meeting of the full Board of Directors. Unless otherwise determined by the Board, the Chairman of the Board shall be the Chairperson of the Executive Committee.

Section 3.03.          Committee Procedure.  The Board of Directors shall have the power to prescribe the manner in which proceedings of each committee shall be held. Unless the Board of Directors shall otherwise provide, the actions of each committee shall be governed by the following rules of procedure: A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. Each committee may provide for the holding of regular meetings. Special meetings may be called at any time by the Chairperson of a committee or by a majority of its members. Any action required or permitted to be taken at a meeting of a committee may be taken without meeting, if a unanimous written consent which sets forth the action is signed by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10. In the absence of any prescription by the Board of Directors or any applicable provision of the Bylaws, each committee may prescribe the manner in which its proceedings shall be conducted.

Section 3.04.          Emergency Provisions.  The provisions of this Section shall be operative only during a national emergency declared by the President of the United States or the person performing the President’s functions, or in the event of a nuclear, atomic, or other attack on the United States or a disaster making it impossible or impracticable for the Corporation to conduct its business without recourse to the provisions of this Section. Said provisions in such event shall override all other Bylaws of the Corporation in conflict with any provisions of this Section, and shall remain operative so long as it remains impossible or impracticable to continue the business of the Corporation otherwise, but thereafter shall be inoperative; provided that all actions taken in good faith pursuant to such provisions shall thereafter remain in full force and effect unless and until revoked by action taken pursuant to the provisions of the Bylaws other than those contained in this Section.

(a)           Unavailable Directors.  All Directors of the Corporation who are not available to perform their duties as Directors by reason of physical or mental incapacity, or for any other reason, or who are unwilling to perform their duties, or whose whereabouts are unknown shall automatically cease to be Directors, with like effect as if such persons had resigned as Directors, so long as such unavailability continues.

(b)           Authorized Number of Directors.  The authorized number of Directors shall be the number of Directors remaining after eliminating those who have ceased to be Directors pursuant to Subsection (a) or the minimum number required by law, whichever number is greater.

(c)           Quorum.  The number of Directors necessary to constitute a quorum shall be one-third, (1/3) of the authorized number of Directors as specified in the foregoing Subsection, or such other minimum number as, pursuant to the law or lawful decree then in force, it is possible for the Bylaws of a corporation to specify.

(d)           Creation of Emergency Committee.  In the event the number of Directors remaining after eliminating those who have ceased to be Directors pursuant to Subsection (a) is less than the minimum number of authorized Directors required by law, then until the appointment of additional Directors to make up such required minimum, all the powers and authorities which the Board could by law delegate, including all powers and authorities which the Board could delegate to a committee, shall be automatically vested in an emergency committee, and the emergency committee shall thereafter manage the affairs of the Corporation, pursuant to such powers and authorities, and shall have all such other powers and authorities as may by law or lawful decree be conferred on any person or body of persons during a period of emergency.

(e)           Constitution of Emergency Committee.  The emergency committee shall consist of all the Directors remaining after eliminating those who have ceased to be Directors pursuant to Subsection (a), provided that such remaining Directors are not less than three (3) in number. In the event such remaining Directors are less than three (3) in number, the emergency committee shall consist of three (3) persons, who shall be the remaining Director or Directors and either one (1) or two (2) officers or employees of the Corporation, as the remaining Director or Directors may in writing designate. If there is no remaining Director, the emergency committee shall consist of the three (3) most senior officers of the Corporation who are available to serve, and if to the extent that officers are not available, the most senior employees of the Corporation. Seniority shall be determined in accordance with any designation of seniority in the minutes of the proceedings of the Board, and in the absence of such designation, shall be determined by rate of remuneration. In the event that there are no remaining Directors and no officers or employees of the Corporation available, the emergency committee shall consist of three (3) persons designated in writing by stockholders owning twenty percent (20%) or more of the shares of record as of the date of the last record date.

(f)            Powers of Emergency Committee.  The emergency committee, once appointed, shall govern its own procedures and shall have power to increase the number of members thereof beyond the original number, and in the event of a vacancy or vacancies therein, arising at any time, the remaining member or members of the emergency committee shall have the power to fill such vacancy or vacancies. In the event at any time after its appointment, all members of the emergency committee shall die or resign or become unavailable to act for any reason whatsoever, a new emergency committee shall be appointed in accordance with the foregoing provisions of this Section.

(g)           Directors Becoming Available.  Any person who has ceased to be a Director pursuant to the provisions of Subsection (a) and who thereafter becomes available to serve as a Director shall automatically become a member of the emergency committee.

(h)           Election of Board of Directors.  The emergency committee shall, as soon after its appointment as is practicable, take all requisite action to secure the election of a Board of Directors, and upon such election all the powers and authorities of the emergency committee shall cease.

(i)            Termination of Emergency Committee.  In the event, after the appointment of an emergency committee, a sufficient number of persons who ceased to be Directors pursuant to Section 2 become available to serve as Directors, so that if they had not ceased to be Directors as aforesaid, there would be enough Directors to constitute the minimum number of Directors required by law, then all persons shall automatically be deemed to be reappointed as Directors and the powers and authorities of the emergency committee shall be at an end.

ARTICLE IV

OFFICERS

Section 4.01.          Executive and Other Officers.  The Corporation shall have a President, a Secretary, and a Treasurer who shall be the executive officers of the Corporation. The Board of Directors may designate who shall serve as Chief Executive Officer, having general supervision of the business and affairs of the Corporation, or as Chief Operating Officer, having supervision of the operations of the Corporation; in the absence of designation the President shall serve as Chief Executive Officer.  It may also have a Vice Chairman and one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Directors. A person may hold more than one office in the Corporation but may not serve concurrently as both President and Vice-President of the Corporation. The officers may be directors.

Section 4.02.          Chief Executive Officer.  The Chief Executive Officer, if one be designated, shall have the general and active management and supervision of the business of the Corporation. The Chief Executive Officer, if a member of the Board of Directors, shall (i) in the absence of the Chairman of the Board, preside at meetings of the stockholders at which he shall be present and (ii) in the absence of both the Lead Director and the Chairman of the Board, preside at meetings of the Board of Directors at which he shall be present; he may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been delegated to some other officer or agent of the Corporation; unless the Board provides to the contrary when appointing any committee; and, in general, he shall perform all duties usually performed by a Chief Executive Officer of a corporation and such other duties as are from time to time assigned to him by the Board of Directors.

Section 4.03.          Vice Chairman.  The Vice Chairman, if one be designated, shall perform such duties as are from time to time assigned to him by the Board of Directors.

Section 4.04.          President.  The President, if a member of the Board of Directors, shall (i) in the absence of the Chairman of the Board, the Lead Director, the Chief Executive Officer and the Vice Chairman, if any, preside at meetings of stockholders at which he shall be present and (ii) in the absence of the Chairman of the Board, the Lead Director, the Chief Executive Officer, and the Vice Chairman, if any, preside at meetings of the Board of Directors at which he shall be present.  Except in cases in which the signing and execution of certain documents and instruments have been delegated to some other officer or agent of the Corporation, the President may sign and execute, in the name of the Corporation, all authorized deeds, mortgages, bonds, contracts and other instruments. The President shall perform all duties usually performed by a President of a corporation and such other duties as are from time to time assigned to him by the Board of Directors and the Chief Executive Officer. The President, at the request of the Chief Executive Officer, or in the Chief Executive Officer’s absence or during his inability to act, shall perform the duties and exercise the functions of the Chief Executive Officer, and when so acting, shall have the powers of the Chief Executive Officer.

Section 4.05.          Vice-Presidents.  The Vice-President or Vice- Presidents, at the request of the President, or in the President’s absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Directors may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of said functions, or if such determination is not made by the Board of Directors, the Chief Executive Officer may make such determination; otherwise any of the Vice-Presidents may perform. any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Directors or the Chief Executive Officer.

Section 4.06.          Secretary.  The Secretary shall keep the minutes of the meetings of the stockholders, of the Board of Directors and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with provisions of the Bylaws or as required by law; he shall be custodian of the records of the Corporation; except where delegated to some other officer or agent of the Corporation, he may witness any document on behalf of the Corporation, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a corporation, and such other duties as are from time to time assigned to him by the Board of Directors or the Chief Executive Officer.

Section 4.07.          Treasurer.  The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation, and shall deposit, or cause to be deposited, in the name of the Corporation, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Directors; he shall render to the Chief Executive Officer and to the Board of Directors, whenever requested, an account of the financial condition of the Corporation; and, in general, he shall perform all the duties incident to the office of a treasurer of a corporation, and such other duties as are from time to time assigned to him by, the Board of Directors or the Chief Executive Officer.

Section 4.08.          Assistant and Subordinate Officers.  The assistant and subordinate officers of the Corporation are all officers below the office of Vice-President, Secretary, or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Directors or the Chief Executive Officer.

Section 4.09.          Election, Tenure and Removal of Officers.  The Board of Directors shall elect the officers. The Board of Directors may from time to time authorize any committee or officer to appoint assistant and subordinate officers. All officers shall be appointed to hold their offices, respectively, during the pleasure of the Board. The Board of Directors (or any committee or officer authorized by the Board) may remove an officer at any time. The Board of Directors (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board) may fill a vacancy which occurs in any office for the unexpired portion of the term.

Section 4.10.          Compensation.  The Board of Directors shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Corporation. It may authorize any committee or officer, to fix the salaries, compensation and remuneration of any subordinate officer.

ARTICLE V

STOCK

Section 5.01.          Certificates for Stock.  Each stockholder is entitled to certificates which represent and certify the shares of stock he holds in the Corporation. Each stock certificate shall include on its face the name of the corporation that issues it, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents. It shall be in such form, not inconsistent with law or with the Charter, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors. Each stock certificate shall be signed by the Chief Executive Officer, the President or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an

Assistant Treasurer. Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.

Section 5.02.          Transfers.  The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the, issue, transfer and registration of certificates of stock; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.

Section 5.03.          Record Date and Close of Transfer Books.  The Board of Directors may set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights. The record date may not be more than 90 days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than 20 days; and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.

Section 5.04.          Stock Ledger.  The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds. The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Corporation.

Section 5.05.          Lost Stock Certificates.  The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation. In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate save upon the order of some court having jurisdiction in the premises.

ARTICLE VI

SUNDRY PROVISIONS

Section 6.01.          Fiscal Year.  The fiscal year of the Corporation shall be the twelve calendar months period commencing on the last Friday in the month of January in each year, and ending on the last Thursday in the month of January in the immediately succeeding year, unless otherwise provided by the Board of Directors.

Section 6.02.          Dividends.  If declared by the Board of Directors at any meeting thereof, the Corporation may pay dividends on its shares in cash, property, or in shares of the capital stock of the Corporation, unless such dividend is contrary to law or to a restriction contained in the Charter.

Section 6.03.          Books and Records.  The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any executive or other committee when exercising any of the powers of the Board of Directors. The books and records of a Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of the Bylaws shall be kept at the principal office of the Corporation.

Section 6.04.          Corporate Seal.  The Board of Directors shall provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof. If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “Seal” adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.

Section 6.05.          Bonds.  The Board of Directors may require any officer, agent or employee of the Corporation to give a bond to the Corporation, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

Section 6.06.          Voting Upon Shares in Other Corporations.  Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the President; provided, however, that if the Board of Directors has designated a Chief Executive Officer who is not the President, that officer and not the President, may vote such stock. A proxy appointed by the officer having the authority to vote such stock may also vote such stock, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case each person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

Section 6.07.          Mail.  Any notice or other document which is required by these Bylaws to be mailed shall be deposited in the United States mails, postage prepaid.

Section 6.08.          Execution of Documents.  A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

Section 6.09.          Amendment.  These Bylaws may be altered, amended, or repealed and new bylaws may be adopted to the extent and as provided in the Charter of the Corporation.